Exhibit 10.27

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into this 7th day of January 2022 (“Effective Date”), with services and performance obligations to commence on January 17, 2022 (the “Start Date”) by and between Timothy Newton (“Employee”) and Waitr Holdings Inc., a corporation organized under the laws of the State of Delaware (the “Company”).

WHEREAS, the Company desires to employ Employee on the terms and conditions set forth herein; and

WHEREAS, Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.At-Will Employment Basis. Employee’s at-will employment hereunder shall commence as of the Start Date and shall continue on an at-will basis until such time as Employee’s employment with the Company terminates pursuant to Section 5 of this Agreement (such period is hereinafter referred to as the “Employment Term”).

2.Position and Duties.

2.1 Position. During the Employment Term, Employee shall serve as the chief technology officer of the Company, reporting to the chief executive officer, or at the chief executive officer’s option, the Board of Directors of the Company (the “Board”). In such position, Employee shall have such duties, authority, and responsibilities as shall be determined from time to time by the chief executive officer (or Board to which he reports), which duties, authority, and responsibilities are consistent with Employee’s position. Employee shall, if requested, also serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation.

2.2 Duties. During the Employment Term, Employee shall devote substantially all of his business time and attention to the performance of Employee’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the chief executive officer. Notwithstanding the foregoing, Employee will be permitted to (a) with the prior written consent of the chief executive officer, act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the chief executive officer, and (b) purchase or own membership interest or shares in any publicly traded securities of any corporation;

provided that, such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such company or publicly traded corporation; provided further that, the activities described in clauses (a) and (b) do not (i) result in any breach of Employee’s obligations under Section 7 or Section 8, (ii) interfere with the performance of Employee’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof, or (iii) conflict or compete in any way with the business of the Company or any of its subsidiaries or affiliates.

3.Place of Performance. The Employee shall work remotely; provided that, Employee will be required to travel on Company business during the Employment Term as reasonably requested.

4.Compensation.

4.1 Base Salary. During the Employment Term, the Company shall pay Employee an annual rate of base salary of $275,000 in periodic installments, less applicable deductions and withholdings, in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”. The parties acknowledge and agree that a portion of Employee’s Base Salary shall constitute consideration for Employee’s compliance with the restrictions and covenants set forth in Section 8 of this Agreement.

4.2 Bonus. Employee shall be eligible to receive a bonus, in the sole discretion of the Board.

4.3 Equity Award. On or as soon as practicable following the Start Date, Employee shall receive an award of 250,000 restricted stock units (“RSU Award”) under the Waitr Holdings Inc. 2018 Omnibus Incentive Plan (the “Incentive Plan”), each restricted stock unit representing the right, subject to terms and conditions of the Incentive Plan and RSU Award to one share of Company common stock if and when the underlying RSU Award vests. The RSU Award will vest in three (3) equal installments as follows, subject to Employee’s continued employment through each applicable vesting date: (i) 83,333 RSU’s will vest on the first anniversary date of the Start Date; (ii) 83,333 RSU’s will vest on the second anniversary date of the Start Date; and (iii) 83,334 RSU’s will vest on the third anniversary date of the Start Date. The RSU Award will vest in full upon a Change in Control (as defined in the Incentive Plan), subject to Employee’s continued employment through the closing of such Change in Control. The RSU Award shall be subject to the terms and conditions of the Incentive Plan and become effective upon entry into a written award agreement by and between the Company and Employee. All other terms and conditions applicable to the Award shall be determined by the Board.

4.4 Fringe Benefits and Perquisites. During the Employment Term, Employee shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated employees of the Company.

4.5 Employee Benefits. During the Employment Term, Employee shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time-Off. Employee shall receive vacation and other paid time- off in accordance with the Company’s policies for similarly situated employees as such policies may exist from time to time.

4.7 Business Expenses. Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Employee in connection with the performance of Employee’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8 Indemnification. In the event that Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Employee or the Company related to any contest or dispute between Employee and the Company or any of its affiliates with respect to this Agreement or Employee’s employment hereunder, by reason of the fact that Employee is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

4.9 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
5.Termination of Employment. The Employment Term and Employee’s at-will employment hereunder may be terminated by either the Company or Employee at any time and for any or no reason. Upon termination of Employee’s employment during the Employment Term, Employee shall not be entitled to any additional compensation and benefits from the Company or any of its affiliates post-Termination Date (as defined below).

5.1 Termination by the Company or Employee.

a.Employee’s employment hereunder may be terminated by either the Company or the Employee, for any or no reason. Upon termination, Employee shall be entitled to receive:

i.any accrued but unpaid Base Salary through the Termination Date which shall be paid on the pay date immediately following the Termination Date in accordance with the Company’s customary payroll procedures;
ii.reimbursement for unreimbursed business expenses properly incurred by Employee through the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy (the amounts described in 5.1(a)(i) and (ii) are collectively referred to as “Accrued Amounts”); and
iii.such employee benefits, if any, to which Employee may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Employee be entitled to any payments in the nature of severance or termination payments.

5.2 Death.

a.Employee’s employment hereunder shall terminate automatically upon Employee’s death and Employee’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following.

i.the Accrued Amounts; and
ii.any post-employment benefits due under the terms and conditions of the Employee Benefit Plans (provided that, in no event, shall the estate of Employee be entitled to any severance or termination payments).

5.3 Notice of Termination. Any termination of Employee’s employment hereunder by the Company or by Employee (other than termination pursuant to Section 5.2 on account of Employee’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 25.

5.4 Termination Date. Employee’s “Termination Date” shall be:

a.if Employee’s employment hereunder terminates on account of Employee’s death, the date of Employee’s death; and

b.if either the Company terminates the Employee’s employment or Employee terminates his employment, upon the date the Notice of Termination is delivered to the respective party.

5.5 Resignation of All Other Positions. Upon termination of Employee’s employment hereunder for any reason, Employee agrees to resign, effective on the Termination Date, from all positions that Employee holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.6 Section 280G.

a.Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall either (i) reduce (but not below zero) such payments or benefits received or to be received by Employee so that the aggregate present value of the payments and benefits received by Employee is $1.00 less than the amount which would otherwise cause Employee to incur an Excise Tax, or (ii) be paid in full, whichever results in the greatest net after-tax payment to Employee.

b.All calculations and determinations under this Section 5.6 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Employee for all purposes. For purposes of making the calculations and determinations required by this Section 5.6, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.6. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
6.Cooperation. The parties agree that certain matters in which Employee will be involved during the Employment Term may necessitate Employee’s cooperation in the future. Accordingly, following the termination of Employee’s employment for any reason, for a period of six (6) months, to the extent reasonably requested by the Board, Employee shall cooperate with the Company in connection with matters arising out of Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Employee’s other activities. The Company shall reimburse Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that Employee is required to spend substantial time on such matters, the Company shall compensate Employee at an hourly rate based on Employee’s Base Salary on the Termination Date.

7.Confidential Information. Employee understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

a.Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or to and information that is used, developed or obtained by the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) in connection with its business, including, but not limited to, information, observations and data obtained by Employee during Employee’s employment with the Company concerning: business affairs, business processes, practices, products, methods, policies, plans, publications, documents, research, operations, services, fees, pricing structures, analyses, photographs, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, restaurant partner list of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Employee understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Employee; provided that, such disclosure is through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf.

b.Company Creation and Use of Confidential Information.

Employee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of restaurant delivery services. Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

c.Disclosure and Use Restrictions.

Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Employee’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Employee’s authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee shall promptly provide written notice of any such order to the Board.

d.Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

i.Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

A.is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or
B.is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

ii.If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee:

A.files any document containing trade secrets under seal; and
B.does not disclose trade secrets, except pursuant to court order.

Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Employee first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or breach by those acting in concert with Employee or on Employee’s behalf.

8.Restrictive Covenants.
8.1 Acknowledgement. Employee understands that the nature of Employee’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. Employee understands and acknowledges that the intellectual services he provides to the Company are unique, special, or extraordinary. Employee further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Employee is likely to result in unfair or unlawful competitive activity.

8.2 Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Employee, during the Employment Term and for the twelve (12) month period beginning on the last day of Employee’s employment with the Company, Employee agrees and covenants not to engage in Prohibited Activity within any state or jurisdiction in which the Company or any member of the Company Group then operates, have operated at any time during the Employment Term or demonstrably proposes or intends to operate (the “Restricted Territory”).

For purposes of this Section 8, “Prohibited Activity” is activity in which Employee contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged primarily in the food delivery, payment processing business or cannabis-related businesses (including point-of-sale businesses servicing the cannabis business). Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing herein shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Employee shall promptly provide written notice of any such order to the Board.

8.3 Non-Solicitation of Employees. Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or of a member of the Company Group during the Employment Term and a twelve (12) month period beginning on the last day of Employee’s employment with the Company.

8.4 Non-Solicitation of Customers. Employee understands and acknowledges that because of Employee’s experience with and relationship to the Company, he will have access to and learn about much or all of the Company’s customer information. “Customer information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and services.

Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company.

Employee agrees and covenants, during the Employment Term and the twenty-four (24) month period beginning on the last day of Employee’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s (or any member of the Company Group’s) current customers located in the Restricted Territory for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company and any member of the Company Group.

9.Non-Disparagement. Employee agrees and covenants that he will not at any time, directly or indirectly, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, shareholders, members or advisors, or any member of the Board.

This Section 9 does not, in any way, restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Employee shall promptly provide written notice of any such order to the Board.

The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning Employee to any third parties.

10.Acknowledgement. Employee acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that Employee will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Employee’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.
Employee further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11.Remedies. In the event of a breach or threatened breach by Employee of Section 7, Section 8, or Section 9 of this Agreement, Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12.Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement, except for disputes arising under Section 7, Section 8, or Section 9 of this Agreement (including, without limitation, any claim for injunctive relief), or its interpretation, application, implementation, breach or enforcement which the parties hereto are unable to resolve by mutual agreement, shall be settled by submission by either Employee or the Company of the controversy, claim or dispute to binding arbitration in Dover, Delaware (unless the parties hereto agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties hereto agree to provide all discovery deemed necessary by the arbitrator. The arbitration shall be a documents-only proceeding. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The prevailing party in such arbitration shall be entitled to reimbursement from the non-prevailing party for the totality of the arbitrator’s, administrative, and reasonable legal fees and costs. Upon the request of any of the parties hereto, at any time prior to the beginning of the arbitration hearing the parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association.

13.Proprietary Rights.

13.1 Work Product. Employee acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Employee individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Employee for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2 Work Made for Hire; Assignment. Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to the Company, for no additional consideration, Employee’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3 Further Assurances; Power of Attorney. During and after his employment, Employee agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Employee’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Employee does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity.

13.4 No License. Employee understands that this Agreement does not, and shall not be construed to, grant Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

14.Security.
14.1 Security and Access. Employee agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Employee’s employment by the Company, whether termination is voluntary or involuntary. Employee agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

14.2 Exit Obligations. Upon (a) voluntary or involuntary termination of Employee’s employment or (b) the Company’s request at any time during Employee’s employment, Employee shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e- mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Employee, whether they were provided to Employee by the Company or any of its business associates or created by Employee in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Employee’s possession or control, including those stored on any non-

Company devices, networks, storage locations, and media in Employee’s possession or control.

15.Publicity. Employee hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of Employee’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or within six (6) months of termination of his employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Employee. Employee hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

16.Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles and irrespective of Employee’s work location. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Delaware. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

18.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Employee and by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

19.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

20.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.Tolling. Should Employee violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Employee ceases to be in violation of such obligation.

23.Section 409A.

23.1 General Compliance. This Agreement is intended to comply with Section 409A of the Code and the regulations, rules and other guidance promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non- compliance with Section 409A.

23.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Employee’s separation from service occurs shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

23.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

a.the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

b.any reimbursement of an eligible expense shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

c.any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

24.Successors and Assigns. This Agreement is personal to Employee and shall not be assigned by Employee. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

25.Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to the Company:

Waitr Holdings Inc.
214 Jefferson Street
Lafayette, LA 70501
Attn: Carl Grimstad, Chief Employee Officer
Carl.grimstad@waitrapp.com
Attn: Thomas C. Pritchard, General Counsel
Thomas.pritchard@waitrapp.com
If to Employee, to his address most recently on file with the Company.
26.Representations of Employee. Employee represents and warrants to the Company that:

a.Employee’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound; and

b.Employee’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non- competition, or other similar covenant or agreement of a prior employer.

27.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29.Acknowledgement of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WAITR HOLDINGS INC.

By: /s/ Carl Grimstad
Name: Carl Grimstad
Title: Chief Executive Officer

EMPLOYEE

/s/ Timothy Newton
Timothy Newton